Exhibit 99.2

NEWS RELEASE

CONTACT:
Bob Aronson
Vice President, Investor Relations
800-579-2302
(baronson@stagestores.com)

FOR IMMEDIATE RELEASE

Stage Stores Reports March Sales

 Company Updates FY 2006 Guidance To Include Impact Of
B.C. Moore Acquisition And Increased Full Year Share Count

Announces Resumption Of Stock Repurchases

HOUSTON, TX, April 6, 2006 - Stage Stores, Inc. (NYSE: SSI) today reported that total sales for the five-week period ended April 1, 2006 increased 5.0% to $131.4 million from $125.2 million in the prior year five-week period ended April 2, 2005. The Company noted that this year's total sales include the sales generated by the recently acquired B.C. Moore stores. Comparable store sales, reflecting the impact of the Easter calendar shift, decreased 3.9% versus an increase of 12.1% last year, and do not include results for the B.C. Moore stores.

 Jim Scarborough, Chairman and Chief Executive Officer, commented, "As anticipated, our March comparable store sales results reflect the impact of the Easter calendar shift from March last year to April this year. It is encouraging to note, however, that in spite of the Easter calendar shift, our women's special sizes, intimate apparel and young men's merchandise divisions all achieved comparable store sales gains during the month. As we move into April, we are well positioned with spring merchandise to meet our customer's needs for the upcoming Easter holiday. For the first quarter, we continue to project a comparable store sales increase in the low single digits range."

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Stage Stores Reports
March Sales
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SALES SUMMARY

	Comparable Store Sales Trend % Increase (Decrease)		Total Sales ($ in Millions)
Fiscal Period	2006	2005	2006	2005
February	(0.9)%	3.7%	$93.1	$92.3
March	(3.9)	12.1	131.4	125.2
1st Qtr-To-Date	(2.6)	8.4	224.5	217.5

Store Activity

The Company reported that it opened five new stores during March. Three of the new store locations, Lillington, North Carolina, Plainsboro, New Jersey and Hamburg, Pennsylvania, were opened as Peebles stores. The remaining two new stores were Stage stores in Show Low, Arizona and the reopening of the Company's hurricane-damaged store in Moss Bluff, Louisiana. The Company also reported that, on April 5th, it opened two additional Peebles stores in Dickson, Tennessee and Kilmarnock, Virginia, and reopened its hurricane-damaged store in Port Arthur, Texas.

Updated Fiscal 2006 Guidance - Impact of B.C. Moore Acquisition

For FY 2006, the Company estimates that the B.C. Moore stores, which were acquired on February 27th, are expected to contribute sales of $92.0 - $97.0 million, and have a net operating loss of $2.2 - $3.2 million, or a $0.07 - $0.11 net loss per diluted share. Guidance for FY 2006 by quarter is provided at the end of this news release.

Commenting on the FY 2006 guidance, Mike McCreery, Executive Vice President and Chief Financial Officer, stated, "As we have previously discussed, the acquired B.C. Moore stores will go through several different phases of operation during fiscal 2006. The 78 acquired stores will operate as B.C. Moore stores until mid-May. Then, beginning every two weeks, different groups of stores consisting of approximately 10-11 stores each, will begin their inventory liquidation sale process. Upon the completion of their liquidation activities, which should run for about four weeks, the stores will go dark. During this dark period, which should last 3-4 weeks for each store, the 69 continuing stores will be remodeled as necessary, re-inventoried with Peebles merchandise assortments, new signs installed, and then reopened as Peebles stores. The grand openings of the 69 new Peebles stores will occur, also in phases, between mid-July and mid-October. We anticipate making total capital investments of $8.5 million for remodeling these stores and integrating information systems in 2006."

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Stage Stores Reports
March Sales
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Mr. McCreery continued, "The projected impact of the B.C. Moore acquisition varies from phase to phase and, as we have detailed, will impact the Company's operating results differently in each quarter. As you analyze our fiscal 2006 projections, you should be aware of several keys items. First, because of certain profit sharing provisions under our agreement with Hilco Merchant Resources, who we have engaged to act as our management agent through the completion of the inventory liquidation sales process, sales generated during the Hilco managed phase of operations will not produce a profit contribution for the Company. Second, we expect the store pre-opening costs related to the conversion and incremental advertising expenses related to grand opening of the acquired stores to total approximately $4.2 - $4.7 million, with the bulk of these costs occurring in the third quarter. Third, we expect that the interest expense on incremental borrowings related to the acquisition and conversion activities will be approximately $2.4 million, spread relatively evenly throughout the four quarters. Fourth, we anticipate that our overall corporate tax rate for fiscal 2006 will increase to 37.3% from the 37.0% level that we assumed in our March 9th guidance. This increase is reflective of the fact that the B.C. Moore stores operate in higher income tax rate states. Finally, we expect that the fourth quarter will be the first full quarter of normal post-conversion operations."

Looking ahead, the Company estimates that in FY 2007, these stores will contribute sales of $95.0 - $100.0 million, net earnings of $4.0 - $5.0 million, and diluted earnings per share of $0.13 - $0.17, on approximately 29.9 million shares outstanding. More detailed guidance regarding the expected operating results of the entire Company for FY 2007 will be announced on or before the release of the Company's FY 2006 fourth quarter results.

Based on the estimated impact of the B.C. Moore acquisition for FY 2006 as detailed below, the Company revised its previously provided sales and earnings guidance for the 2006 first quarter and 2006 fiscal year, as follows:

	1Q 2006 OUTLOOK			FY 2006 OUTLOOK
Sales ($mm)	$331.0	-	$338.0	$1,499.0	-	$1,532.0

Net Income ($mm)	$18.6	-	$19.8	$54.8	-	$59.3

Diluted EPS	$0.64	-	$0.68	$1.84	-	$2.00

Diluted Shares (m)		29,200			29,700

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Stage Stores Reports
March Sales
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Mr. McCreery stated, "In addition to incorporating the expected impact of the B.C. Moore acquisition, we have also revised our diluted share count assumption in calculating our estimated full year 2006 diluted earnings per share. While we have not changed our original 2006 net income guidance as published on March 9th, we have recalculated our diluted share count for the year, to appropriately reflect the dilutive impact of our Series A and B warrants during the period preceding their expiration on August 23, 2006. We are now projecting 29.7 million shares versus our original projection of 29.0 million shares. This increase in our diluted shares outstanding calculation has the impact of lowering our March 9th diluted earnings per share guidance for the year by $0.05 per diluted share."

Stock Repurchase

The Company announced today its intention to resume repurchasing shares of its outstanding common stock, from time to time, utilizing the proceeds that it receives from the exercise of employee stock options, including the tax benefits that will accrue to the Company from the exercise of those options. As of April 1, 2006, the Company had approximately $8.0 million available for such repurchases from employee stock options exercises.

About Stage Stores

Stage Stores, Inc. brings nationally recognized brand name apparel, accessories, cosmetics and footwear for the entire family to small and mid-size towns and communities through 558 stores located in 31 states. The Company operates under the Stage, Bealls and Palais Royal names throughout the South Central states, and under the Peebles name throughout the Midwestern, Southeastern, Mid-Atlantic and New England states. On February 27, 2006, the Company purchased B.C. Moore & Sons, Inc., and acquired 78 retail locations in the Southeast. The Company currently plans to convert 69 of the acquired stores to its Peebles name and format, in phases, beginning in mid-July. For more information about Stage Stores, visit the Company's web site at www.stagestores.com.

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Stage Stores Reports
March Sales
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"Safe Harbor" Statement

This news release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including comments regarding the Company's outlook and expectations for the acquired B.C. Moore stores, comments regarding the Company's consolidated outlook and expectations for the first quarter of the 2006 fiscal year and for the entire 2006 fiscal year, comments regarding the Company's consolidated outlook and expectations for the entire 2007 fiscal year, comments regarding the Company's store opening plans for April and comments regarding the number of acquired B.C. Moore stores to be converted into Peebles stores. The Company intends forward looking terminology such as "believes", "expects", "may", "will", "should", "could", "anticipates", "plans" or similar expressions to identify forward-looking statements. Such statements are subject to certain risks and uncertainties which could cause the Company's actual results to differ materially from those anticipated by the forward-looking statements. These risks and uncertainties include, but are not limited to, those described in the Company's Annual Report on Form 10-K as filed with the Securities and Exchange Commission (the "SEC") on April 28, 2005, in the Company's Quarterly Reports on Form 10-Q as filed with the SEC and other factors as may periodically be described in other Company filings with the SEC.

(Tables To Follow)

Fiscal 2006 Guidance - Quarterly Impact of B.C. Moore Acquisition

Incremental Impact On:	Q1 2006			Q2 2006
Sales ($mm)	$16.0	-	$17.0	$28.0	-	$29.0

Net Income ($mm)	$(0.6)	-	$(0.4)	$(1.1)	-	$(0.8)

Diluted EPS	$(0.02)	-	$(0.01)	$(0.04)	-	$(0.03)

Diluted Shares (m)		29,200			29,200

Incremental Impact On:	Q3 2006			Q4 2006
Sales ($mm)	$20.0	-	$21.0	$28.0	-	$30.0

Net Income ($mm)	$(2.6)	-	$(2.4)	$1.1	-	$1.4

Diluted EPS	$(0.09)	-	$(0.08)	$0.04	-	$0.05

Diluted Shares (m)		30,200			30,200

Incremental Impact On:	FY 2006
Sales ($mm)	$92.0	-	$97.0

Net Income ($mm)	$(3.2)	-	$(2.2)

Diluted EPS	$(0.11)	-	$(0.07)

Diluted Shares (m)		29,700

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